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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FIRST MARINER BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 2, 2008, AT 7:00 A.M.
at
CLARENCE "DU" BURNS ARENA
1301 South Ellwood Avenue
Baltimore, Maryland 21224

        The Annual Meeting of Stockholders of First Mariner Bancorp, a Maryland corporation, will be held on May 2, 2008, at 7:00 a.m., local time, at CLARENCE "DU" BURNS ARENA, 1301 South Ellwood Avenue, Baltimore, Maryland 21224 to consider and vote upon:

          1.     The election of five directors to serve until the Annual Meeting of Stockholders to be held in 2011, one director to serve until the Annual Meeting of Stockholders to be held in 2010 and until their successors are duly elected and qualified.

          2.     To consider and act on a stockholder proposal regarding the separation of the positions of Chairman of the Board and Chief Executive Officer.

          3.     Any other matters that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 7, 2008 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Accompanying this notice is a proxy statement and proxy card. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to or at the meeting by voting at the meeting or by timely and proper delivery prior to the meeting of a duly executed later-dated proxy.

        You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,
Eugene A. Friedman SECRETARY

April 2, 2008

FIRST MARINER BANCORP
1501 South Clinton Street
Baltimore, Maryland 21224

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Friday, May 2, 2008 AT 7:00 A.M.

SOLICITATION AND REVOCATION OF PROXIES

        The enclosed proxy is solicited by the Board of Directors of First Mariner Bancorp (the "Company" or "Bancorp") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 2, 2008 at CLARENCE "DU" BURNS ARENA, 1301 South Ellwood Avenue, Baltimore, Maryland 21224. The proxy is revocable at any time prior to or at the Meeting by voting at the Meeting or by timely and proper delivery prior to the Meeting of a duly executed later-dated proxy. In addition to solicitation by mail, proxies may be solicited by officers, directors and employees of the Company who will not be specifically compensated for soliciting such proxies. The cost of soliciting proxies will be borne by the Company and may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to beneficial owners of the common stock of the Company registered in names of nominees. This proxy material is being sent to the Company's stockholders on or about April 2, 2008.

OUTSTANDING SHARES AND VOTING RIGHTS

        Stockholders of record at the close of business on March 7, 2008 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the close of business on that date, there were outstanding and entitled to vote 6,351,611 shares of common stock, $.05 par value ("Common Stock"), each of which is entitled to one vote.

        The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote of a majority of all shares voted at the Meeting is sufficient to carry motions presented with respect to Proposals One and Two, described in this Proxy Statement. The withholding of a vote for a Director nominee will constitute a vote against that nominee. A broker non-vote with respect to the election of Directors will have no impact on the outcome of that vote. A withheld vote, an abstention and a broker non-vote will all be counted for purposes of determining whether a quorum is present for the transaction of business. The Company designates individuals to serve as the Inspectors of Elections for purposes of tallying shares voted who will be present at the Meeting.

        All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

  •
  FOR the nominees for directors named below.

  •
  AGAINST the stockholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer.

  •
  If other matters are properly presented at the meeting, persons named as the proxies will have discretion to vote on those matters according to their best judgment.

        If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. Except as otherwise noted, the address of each person named below is the address of the Company.

Name and Address	Number of Shares	Percent of Class (1)
Edwin F. Hale, Sr. (2)	1,432,316	21.73%
Barry B. Bondroff (3)	63,092	*
Edith B. Brown (4)	6,852	*
John Brown III (5)	5,300	*
Robert Caret (6)	5,200	*
Joseph A. Cicero (7)	131,415	2.04%
Howard Friedman (8)	29,600	*
George H. Mantakos (9)	120,216	1.87%
John P. McDaniel (10)	10,000	*
John J. Oliver, Jr. (11)	6,200	*
Patricia Schmoke, MD (12)	5,300	*
Hector Torres (13)	3,800	*
Michael R. Watson (14)	11,535	*
Anirban Basu (15)	2,100	*
Gregory A. Devou (15)	0	0
Mark A. Keidel (16)	84,721	1.32%
All directors and executive officers As a group (16 persons)(17)	1,917,647	28.61%
Jeffrey L. Gendell (18) 55 Railroad Avenue Greenwich, Connecticut 06830	508,446	8.00%
Wellington Management Company, LLP (19) 75 State Street Boston, Massachusetts 02109	588,722	9.27%
Bay Pond Partners, L.P. (20) Wellington Hedge Management, LLC C/o Wellington Management Company, LLP 75 State Street Boston, MA 02109

(1)
Includes shares of Common Stock subject to options held by the named individual, which are exercisable as of or within 60 days of March 7, 2008.

(2)
Includes 11,664 shares in his Individual Retirement Account, and options to purchase 240,000 shares.

(3)
Includes 39,242 shares in his Individual Retirement Account, and 10,450 shares held jointly with his wife, and options to purchase 13,400 shares.

(4)
Includes 1,000 shares in her Individual Retirement Account, 1,000 shares held by her husband, and options to purchase 4,850 shares.

(5)
Includes options to purchase 5,000 shares.

(6)
Includes options to purchase 1,200 shares.

(7)
Includes 39,494 shares owned jointly with his wife, and options to purchase 87,500 shares

(8)
Includes 10,440 shares purchased for son and 10,440 shares purchased for daughter under the Uniform Gifts to Minors Act, and options to purchase 3,500 shares.

(9)
Includes 34,900 shares held in his Individual Retirement Account, 11,650 held jointly with his wife, and options to purchase 70,000 shares.

(10)
Includes options to purchase 1,000 shares.

(11)
Includes options to purchase 6,050 shares.

(12)
Includes options to purchase 5,200 shares.

(13)
Includes options to purchase 3,200 shares.

(14)
Includes 1,435 shares held jointly with his wife and options to purchase 10,000 shares.

(15)
Messrs Basu and Devou were not elected to the Board until March 25, 2008; as of the Record Date of March 7, 2008, Mr. Basu held 2,100 shares and Mr. Devou held no shares.

(16)
Includes options to purchase 43,000 shares.

(17)
Includes options to purchase 493,900 shares.

(18)
Based upon a Schedule 13F-HR/A filed by Jeffrey L. Gendell on February 13, 2008, which reported sole voting power and sole investment discretion over 508,446 shares as of December 31, 2007 in his capacity as an institutional investment manager.

(19)
As reported on Schedule 13G/A filed on February 14, 2008 by Wellington Management Company, LLP ("Wellington Management"). Wellington Management in its capacity as an investment adviser, may be deemed to have beneficial ownership of 588,722 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 588,722 shares and shared dispositive power over 588,722 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Shares beneficially owned by Wellington Management include shares beneficially owned by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC reported in footnote 20 below.

(20)
As reported by Bay Pond Partners, L.P. ("Bay Pond"), a Delaware limited partnership, and Wellington Hedge Management, LLC ("WHML"), a Massachusetts limited liability company, on Schedule 13G/A on February 14, 2008. WHML is the sole general partner of Bay Pond. Bay Pond and WHML have shared voting authority and shared dispositive power, and each may be deemed to beneficially own, 330,487 shares of common stock.

Proposal One:
ELECTION OF DIRECTORS

        The Board proposes the election of the five directors named below, to hold office until the Annual Meeting of Stockholders to be held in the year 2011, and in the case of Gregory A. Devou until the Annual Meeting of Stockholders to be held in the year 2010 or the election and qualification of their successors. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms in accordance with the Company's Charter and By-Laws. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors. The Board of Directors of the Company recommends that stockholders vote FOR election of all nominees.

        Information concerning the persons nominated for election and for those directors whose term of office will continue after the Meeting is set forth below.

NOMINEES FOR ELECTION

Term to Expire in 2011

Name	Age	Director Since
Edwin F. Hale, Sr.	61	1995
Barry B. Bondroff	59	1995
Patricia Schmoke, MD	54	1999
John Brown III	60	2002
Anirban Basu	39	2008

Term to Expire in 2010

Gregory A. Devou	56	2008

        Edwin F. Hale, Sr. is Chairman and Chief Executive Officer of the Company and of First Mariner Bank, the Company's bank subsidiary (the "Bank"). He is also the Chief Executive Officer of Hale Properties, LLC, a real estate development company, and the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now Wachovia Corporation.

        Barry B. Bondroff is a Managing Partner for Smart & Associates in Baltimore, MD. Prior to that he was the managing officer of Grabush, Newman & Co., P.A. a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp.

        Patricia Schmoke, MD has been a practicing ophthalmologist since 1982. She is also the president of Metropolitan Eye Care Associates, providing eye care with Baltimore Medical System.

        John Brown III is President of M.B.K. Enterprises, Inc. (R. J. Bentleys' Restaurant) and managing partner of the College Park Professional Center. Mr. Brown is also the former Chairman of the Maryland Stadium Authority.

        Anirban Basu is the founder, Chairman and CEO of Sage Policy Group, Inc., an economic and policy consulting firm in Baltimore, Maryland since 2004. He has a Bachelor of Science Degree from Georgetown University, and Master's Degrees from Harvard University and The University of Maryland as well as a J.D. from the University of Maryland School of Law.

        Gregory A. Devou is the Executive Vice President and Chief Marketing Officer for CareFirst Blue Cross BlueShield, a healthcare payor since 1996. Prior to that, Mr. Devou served for a year as CareFirst Senior Vice President for Corporate Marketing.

CONTINUING DIRECTORS

Term to Expire in 2009

Name	Age	Director Since
Joseph A. Cicero	63	1996
Howard Friedman	42	1999
John J. Oliver, Jr.	62	1997
John McDaniel	65	2006
Robert Caret	60	2006

        Joseph A. Cicero is the President of the Company and Chief Operating Officer of the Bank. Mr. Cicero was Maryland Area President of First Union Bank during 1996 and Maryland Area President for First Fidelity Bank from November 1994 to December 1995. Prior thereto, he was Executive Vice President and Chief Financial Officer and Director of Baltimore Bancorp from January 1992 to November 1994.

        Howard Friedman has been the Chairman of Circa Capital, since 1997. He is the managing partner of Lanx Capital LLC, a hedge fund advisory firm. From August 2002 to present he has been a member of USADWEB.

        John J. Oliver, Jr. has been the CEO and Publisher of the Afro-American Newspapers since 1996.

        John McDaniel is the former Chief Executive Officer of MedStar Health, Inc. a multi-institutional, not-for-profit, health care organization serving Washington, DC, Maryland, Virginia and the mid-Atlantic region. Mr. McDaniel served as Chairman of the Greater Washington Board of Trade, and is currently a member of the Executive committee for Greater Washington Board of Trade and Federal City Counsel. He is also a member of the Board of Directors for Thrivent Financial for Lutherans, Georgetown University, Washington Real Estate Investment Trust, the Greater Baltimore Committee and the Mary and Daniel Loughran Foundation.

        Robert Caret has been the President of Towson University since July 2003. He was the President of San Jose State University from 1995-2003, and Provost and Executive Vice President of Towson State University from 1991-1995. He is currently a member of the Board of Directors for CollegeBound Foundation and the Governor's Workforce Investment Board. He is also on the Board of Governors and the American Flag Foundation Board of the Center Club of Baltimore.

Term to Expire in 2010

Name	Age	Director Since
Edith B. Brown	74	1998
George H. Mantakos	65	1994
Michael R. Watson	65	1998
Hector Torres	56	2003

        Edith B. Brown has been the principal of Edie Brown & Associates since 2000. She is an independent consultant in Public Relations to the state department of tourism, film, arts, sports and entertainment at Centre Management where she served as a director from 1979 to 2000. Mrs. Brown will be unable to fulfill the full term as a director when she reaches the mandatory retirement age of 75.

        George H. Mantakos is Executive Vice President of the Company, and the President of the Bank. Mr. Mantakos previously served as President of the Company and Chief Executive Officer of the Bank. Prior thereto, Mr. Mantakos was a founder and organizer of MarylandsBank, FSB, the predecessor of the Bank.

        Michael R. Watson is the President of the International Pilots Association. He was the former President of the American Pilots Association.

        Hector Torres is President of the Prosaber Consulting. He was the former Executive Director of the Governor's Commission on Hispanic Affairs. He was formerly the Battalion Chief and Public Information Officer of the Baltimore City Fire Department.

DIRECTORS EMERITUS

        We currently have three Directors Emeritus: Melvin S. Kabik, Governor William Donald Schaefer and Governor Marvin Mandel.

BOARD MEETINGS AND COMMITTEES

GOVERNANCE OF THE COMPANY

        Our business, property and affairs are managed by, or are under the direction of, the Board of Directors, pursuant to the General Corporation Law of the State of Maryland and our By-laws. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chairman, with the President and other Executive Officers, and with key members of management by reviewing materials provided to them and participating in meetings of the Board and its committees.

        The Board of Directors and management have been reviewing the corporate governance policies and practices of the Company. This includes comparing our current policies and practices to policies and practices suggested by our outside counsel and other public companies. Based upon this review, we expect to adopt any changes that the Board of Directors believes are the best corporate governance policies and practices for the company. We have adopted changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and Nasdaq.

Director Independence

        Pursuant to Rule 4350(c) of the Nasdaq Stock Market's listing standards (the "Nasdaq Listing Standards"), a majority of the Company's directors must be "independent directors" as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Board of Directors has determined that all of its members are independent and meet the independence requirements of The Nasdaq Listing Standards, except for the management directors, Edwin F. Hale, Sr., Joseph A. Cicero and George H. Mantakos, who are each executive officers of the Company.

        A director will be considered independent if he or she:

  •
  Has not been an officer or employee of Bancorp or any of its subsidiaries within the past three years;

  •
  Has not received during the current year or any of the past three years any payments from the Bancorp or any of its subsidiaries in excess of $100,000, other than payments for board service, dividends, or loans made in compliance with Regulation O of the Board Governors of the Federal Reserve System, which establishes approval procedures and limits for extensions of credit by banks and their officers and directors. In addition, this prohibition extends to the receipt of payments, other than receipt of compensation to non-executive officers, by a family member of the director;

  •
  As a member of the Audit Committee, receives no payments for advice or consulting services provided to Bancorp or its subsidiaries other than for board service and, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, is not an affiliated person of the Bancorp or any of its subsidiaries;

  •
  Has not had a family member who was an executive officer of Bancorp or any of its subsidiaries during the previous three years;

  •
  Is not, or has not had a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Bancorp or any of its subsidiaries made or received payments for property or services in the current or any of the previous three years that exceed 5% of the recipient's consolidated gross revenues for that year or $200,000, whichever is more, other than payments arising solely from investment in Bancorp's securities or payments under non-discretionary charitable contribution matching programs;

  •
  Is not, or has not had a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Bancorp or any of its subsidiaries, served on the compensation committee of the other entity;

  •
  Is not, or has had a family member who is, a current partner of Bancorp's independent auditor, or was a partner or employee of Bancorp's independent auditor who worked on Bancorp's audit at any time during any of the past three years; or

  •
  Does not have any other relationship that the Board determines would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.

        Family members include a director's spouse, parents, children, and siblings (by blood, marriage, or adoption) and any person living in the director's home.

        In determining director independence, the Board considered the following categories of transactions not discussed below under Certain Relationships and Related Transactions: For Dr. Caret, his wife's service as the Company's Director of Training. She has resigned that position and no longer is an employee of the Company.

Directors Attendance at Annual Meeting

        Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, all directors are encouraged to attend the annual meeting of stockholders and the annual meeting of the Board of Directors. All of the Company's directors attended the annual meeting on May 1, 2007.

Stockholder Communications with the Board of Directors

        Stockholders may communicate directly with any member of the Board of Directors of the Company by writing the First Mariner Bancorp Board of Directors, 1501 South Clinton Street, Baltimore, MD 21224. Communications received are distributed to the Chairman of the Board, Chairman of the Audit Committee or other member of the Board as appropriate, depending on the facts and circumstances of the communications.

Committees of the Board of Directors

        The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Community Action Committee and a Compensation Committee. During 2007, the Board of Directors met eight times, the Audit Committee met eight times, the Community Action Committee met four times, the Compensation Committee met one time, and the Nominating Committee and the Executive Committee met once. Each director attended at least 75% or more of all meetings of the

Board of Directors and Committees of the Board on which he or she served. A chart of the committee membership is shown below:

Name	Audit	Compensation	Executive	Asset Liability Management	Community Action	Nominating
Barry B. Bondroff	X	Chairman	X	X
Edith B. Brown		X				X
John Brown, III	X					Chairman
Robert L. Caret		X				X
Joseph A. Cicero			X	X	X
Howard Friedman					X
Edwin F. Hale, Sr.			Chairman	Chairman
George H. Mantakos			X	X
John P. McDaniel			X	X
John J. Oliver, Jr.					Chairman
Patricia L. Schmoke			X	X
Hector Torres					X
Michael R. Watson	Chairman		X	X
Anirban Basu			X	X
Gregory A. Devou	X

EXECUTIVE COMMITTEE

        The Executive Committee has all of the authority of the Board of Directors, to the extent permitted under Maryland law, acting on the Board's behalf in between formal meetings, and monitoring the Company's governance issues. The Executive Committee of the Board of Directors also serves as the Company's Asset and Liability Management Committee (ALCO).

        The Executive Committee in its capacity as the ALCO Committee, reviews reports prepared by management, which includes analysis of interest rate and liquidity risk, capital adequacy, and the performance and quality of the Company's investment portfolio. The ALCO Committee sets policies which govern interest rate and liquidity risk, capital adequacy, and investment portfolio management. The ALCO Committee meets quarterly and presents reports of its meetings to the full Board.

AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of the Company is comprised of four independent directors, all of whom have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement), as "independence" is defined in the National Association of Securities Dealers' listing standards and the provisions of the Sarbanes-Oxley Act of 2002 and the final rules adopted by the Securities Exchange Commission ("Final Rules").

        The Audit Committee discussed with the Company's senior management and independent auditors the process used for certifications by the Company's Chief Executive Officer and Chief Financial Officer which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for filings with the Securities and Exchange Commission.

        The Board of Directors has determined that Barry B. Bondroff, CPA is a financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act. Mr. Bondroff meets the standard for independence as is defined in the National Association of Securities Dealers' listing standards and as required by the Final Rules.

        The Audit Committee meets with management and independent accountants to review financial results and the quarterly and annual reports, discuss the financial statements, the auditor's independence and accounting methods, and recommend and review with such accountants and management the internal accounting procedures and controls. The Audit Committee is responsible for engaging the independent public accountants and also reviews, considers and makes recommendations regarding proposed related party transactions, if any. The Audit Committee acts under a written charter first adopted by the Board in 2000, which was amended and restated in 2004. A copy of the Audit Committee Charter can be found on the Company's website at www.1stmarinerbancorp.com. The Audit Committee Report is included in this proxy statement.

COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors consists of three members each of whom is independent consistent with Nasdaq's independent director and listing standards. The Compensation Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock based compensation is granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Compensation Committee determines executive compensation pursuant to the principles discussed below under "Compensation Disclosure and Analysis" and determines Director compensation by reviewing peer group comparison reports prepared by compensation consultants. Directors are compensated based on actual meetings attended and not by any annual retainer fee. The Board passes on and, where appropriate, approves or ratifies all Compensation Committee recommendations. The Compensation Committee acts under a written charter first adopted by the Board in 2004. The charter is available on the Company's website.

NOMINATING COMMITTEE

        The Nominating Committee selects qualified persons as nominees for election by the stockholders to the Company's Board of Directors. The duties and responsibilities of the Nominating Committee include, among other things:

  •
  Establish criteria and qualifications for Board membership, including standards for assessing independence.

  •
  Identify and consider candidates, including those recommended by stockholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

  •
  Recommend to the Board candidates for election or reelection at each annual meeting of stockholders.

        In evaluating candidates for nominees for director, the Nominating Committee considers the needs of the Company with respect to the particular talents and experience of its directors. Nominees should have, among other things, the highest ethical standards and integrity; a willingness to act and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; loyalty and commitment to driving the success of the Company; sufficient time to devote to the affairs of the Company; and a history of achievements that reflect high standards for the nominee and others.

        The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing Board members, stockholders, direct solicitations and from outside search firms if warranted. Once a candidate has been identified, the Nominating Committee reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation.

        The Nominating Committee's recommendations are presented to the Board of Directors at regularly scheduled meetings. The Nominating Committee will also consider those recommendations by stockholders, which are submitted in writing to the Secretary of the Corporation, giving the recommended candidates name, biographical data and qualifications. It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with the Company's By-laws. Pursuant to the Company's By-laws, any stockholder that wishes to submit director nominations should submit advance notice of the proposed nomination to the Secretary of the Company not less than 90 days or more than 120 days prior to the meeting date, provided that if the date of the annual meeting has been changed by more than 30 days from the anniversary of the annual meeting date stated in the previous year's proxy statement, nominations must be received by the Company not later than the close of business on the tenth day following the public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's By-laws.

        The Nominating Committee has adopted a Charter, a copy of which is available on the Company's website. The Nominating Committee consists of three directors, each of whom is independent consistent with Nasdaq's independent director and audit committee listing standards.

        The Nominating Committee received no security holder recommendations for nomination to the Board of Directors in connection with the 2008 Meeting. New nominee Anirban Basu was recommended to the nominating committee by a non-management director. New nominee Gregory A. Devou was recommended to the nominating committee by the Company's chief executive officer.

COMMUNITY ACTION COMMITTEE

        The Community Action Committee of the Board of Directors of the Company is comprised of four directors. The Committee reviews the compliance of the Company and its subsidiaries and affiliates with the Community Reinvestment Act and the Home Mortgage Disclosure Act and the regulations, rules and guidelines promulgated there under.

DIRECTORS' COMPENSATION

        Directors who are not employees of Bancorp receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. Directors receive $1,500 for each Board meeting attended, $1,500 for each committee meeting other than the audit committee, $750 for each meeting of the Company's subsidiary Mariner Finance, LLC, consisting of one outside director (John Brown III), and $350 for attending the meeting of the Bank's Loan Committee, consisting of one outside director (Barry B. Bondroff). The members of the Audit Committee receive $2,500 for each Audit Committee meeting attended. Directors also receive a yearly grant of stock options to purchase 500 shares of common stock and are granted stock options to purchase 100 shares of common stock for each committee meeting they attend. Each committee chairman receives options to purchase 150 shares of common stock for each committee meeting he attends. Directors receive no other compensation for attending meetings and receive no annual retainer.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)(3)	Non-Equity Incentive Compensation	All Other Compensation		Total
Barry B. Bondroff	51,550	0	7,825	0	0		59,375
Edith B. Brown	12,000	0	3,756	0	0		15,756
John Brown, III	41,000	0	5,634	0	0		46,634
Robert L. Caret	13,500	0	3,756	0	0		17,256
Joseph A. Cicero	0	0	0	0	0		0
Howard Friedman	12,000	0	3,130	0	0		15,130
Edwin F. Hale, Sr.	0	0	0	0	0		0
George H. Mantakos	0	0	0	0	0		0
John P. McDaniel	16,500	0	3,130	0	0		19,630
John J. Oliver, Jr.	18,000	0	4,069	0	0		22,069
Patricia L. Schmoke	12,000	0	3,756	0	0		15,756
Hector Torres	18,000	0	3,756	0	66,160	(4)	87,916
Michael R. Watson	35,000	0	7,512	0	0		42,512
Anirban Basu (5)
Gregory A. Devou (5)

(1)
Please see the description of the directors' fees above

(2)
In May 2007, 500 shares of stock options were awarded to each director, and directors serving on committees were also awarded options for committee meeting attendance, at a grant date fair value of $6.26 per share. All stock options were immediately vested upon issuance.

(3)
The number of stock options outstanding for each director as of the Record Date, all of which are exercisable, is listed in the footnotes to the Security Ownership of Certain Beneficial Owners and Management Table. The number of stock options held by each director as of December 31, 2007 is the same as the number held as of the Record Date.

(4)
Payments made for consulting services rendered in 2007.

(5)
Appointed to the Board in March 2008

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock made all required filings during the fiscal year ended December 31, 2007, except that current reports on Form 4 for John Oliver (covering one stock sale and one stock option exercise), John P. McDaniel (one covering 10 purchases of stock in one day and one covering 15 stock purchases in one day) were filed late.

COMPENSATION DISCUSSION AND ANALYSIS

        The following narrative is intended to provide the Company's oversight, philosophy, methodology, process and actions relating to compensation of the Company's Chief Executive Officer and other highly compensated executive officers for the most recent calendar year. Tables provided in the compensation analysis provide details of various compensation actions.

Oversight

        The Compensation Committee established by the Board of Directors provides the primary oversight of compensation programs for the Chief Executive Officer ("CEO") and Named Executive Officers ("NEOs"), as well as the Company's other executive officers. The Compensation Committee is comprised of Barry Bondroff, Edith Brown, and Robert Caret, all of whom are considered independent directors, meaning none of these individuals maintain a material direct or indirect business relationship with the Company. The Compensation Committee reports on its deliberations and actions to the full Board of Directors on a regular basis. The Compensation Committee generally meets one to four times annually.

        Responsibilities of the Compensation Committee includes, among other things, the evaluation and the performance of the CEO and NEOs, as well as other executive officers, the review and approval of compensation levels of the CEO, NEOs, and other executive officers, the evaluation and recommendation of various compensation plans, and the selection and retention of outside compensation consultants and legal experts.

        The Compensation Committee met once in 2007. Meetings topics included review and determination if any compensation was earned in accordance with the 2006 short-term incentive plan, base salary review for 2007, approval of a short-term incentive plan for 2007, review of outside director and committee compensation, and review and discussion of newly promulgated executive compensation disclosure rules released by the Securities and Exchange Commission during 2007.

        The Compensation Committee has met once thus far in 2008. The meeting's primary purpose was to review and determine if any compensation was earned in accordance with the 2007 short-term incentive plan, base salary review for 2008, and approval of a short-term incentive plan and a long-term incentive plan for 2008.

        More details relating to the duties and responsibilities of the Compensation Committee are included in its charter, which is available on the Company's website at www.1stmarinerbancorp.com under the investor relations section.

Compensation Philosophy and Objectives

        The Board of Directors understands and values the vital impact that executive management has in achieving success for the Company and the creation of stockholder value, as well as recognizes the highly competitive environment in which the Company must compete for top level executive management. The overall objective in establishing executive compensation is to insure the Company can attract, retain, motivate and reward a high caliber, high performing executive team, which is continually focused on achieving long-term stockholder value.

        The compensation philosophy is to provide a comprehensive yet streamlined compensation package for executive officers that both supports retention and motivates performance through an appropriate mix of short-term and long-term compensation and benefit arrangements. The Company seeks to accomplish these goals by paying highly competitive base salaries augmented with significant performance-based incentives. Short-term compensation includes both base salary and a performance based cash bonus plan, while long-term incentives are generally in the form of equity based awards which are also performance based. Both cash bonus plans and long-term incentive plans align management's interests with stockholders by incenting earnings growth and providing significant equity interest in the Company. While the Company does provide other forms of compensation and benefits, such as company paid health care, use of company automobiles or automobile allowance, life insurance, and participation in stock purchase and 401(k) plans for executive officers, the Company believes in emphasizing salary and performance based incentives rather than retirement and other fringe benefits and has greatly minimized these types of arrangements compared to the Company's peers.

Compensation Process

        The Compensation Committee's process for achieving the objectives and philosophies is a continuous one, and concludes with an annual review of individual and corporate performance of the CEO and NEOs, and approve compensation actions. In addition to meetings to establish compensation levels and approve compensation actions, the Compensation Committee meets during the year to discuss long-term goals, the duties and obligations of the Committee and its charter, and recent developments in executive compensation and disclosure requirements. All compensation arrangements are regularly reviewed by an independent executive compensation consultant

        Annually the Compensation Committee establishes compensation in five areas; 1) Base salary; 2) Short-term incentive compensation; 3) Long-term incentive compensation; 4) Retirement and other fringe benefits; and 5) Change in control agreements.

  1)
  Base Salary—The Compensation Committee reviews base salary levels annually. Base salaries are adjusted based upon the Compensation Committee's assessment of corporate and individual performance, and comparison to peer groups. The Compensation Committee reviews two peer groups it feels are appropriate given the Company's size and complexity, as well as its geographic market and local banks that it competes with to attract executive management. Consideration is also given to other forms of incentive compensation and fringe benefits. The Compensation Committee establishes base salary for the CEO independently, while the CEO's recommendations for base salaries for NEO's are reviewed and acted upon.

  2)
  Short-term incentive compensation—The Compensation Committee establishes corporate performance targets each year after discussions are held with management concerning key strategic objectives and financial performance targets. While the Compensation Committee considers management's recent performance and corporate earnings levels as a basis for future performance, the Compensation Committee believes the annual profit plan for the Company should be the key determinant for performance targets. The Compensation Committee considers net income and earnings per share as the appropriate benchmarks for performance measurement. These established targets become the framework for both short-term and long-term incentive compensation arrangements.

    Short-term incentive compensation is generally payable in cash, subject to goal attainment. Payouts are designed to range from 0% to 100% of base compensation for the CEO and 0% to 60% for other NEOs, with a target of 30% to 40% for the CEO and 24% to 30% for other NEOs based upon achievement of the expected targeted earnings.

    As part of its ongoing administration of executive compensation, the Compensation Committee reviews and approves payouts to approved short-term incentive plans. This review and payout typically coincides with the receipt of audited financial statements from the company's external accounting firm and review of all audit related correspondence. Payouts are typically approved after satisfactory achievement of targets prescribed in the approved plan, however, the payout is entirely at the discretion of the Compensation Committee and the Board of Directors.

  3)
  Long-term incentive compensation—The Compensation Committee annually reviews long-term compensation arrangements. Long-term incentive compensation is generally equity based, and grants may be in the form of Stock Options, Restricted Stock, or Stock Appreciation Rights. Long-term incentives are awarded based upon the same performance criteria as short-term incentive compensation. Targeted amounts of 10% to 15% for the CEO and NEOs are based upon achievement of the expected targeted earnings. Grants earned under long-term compensation plans will generally carry a vesting period of at least three years. The Compensation Committee may consider accelerated vesting under various performance criteria.

  4)
  Retirement and other benefits—The committee annually reviews retirement and fringe benefits to the CEO and NEOs provided by the Company. Currently these benefits consist of automobiles or automobile allowances, paid health and long-term care insurance, pre- and post- retirement life insurance benefits utilizing Bank Owned Life Insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement, and participation in the Company's match in the 401(k) plan. The Compensation Committee reviews these arrangements while considering the other forms of compensation discussed above, and its overall philosophy of minimizing these forms of compensation and favoring performance-based incentive compensation.

  5)
  Change in Control Agreements—Each of the Chief Executive Officer and the other NEOs have entered into individual Change in Control Agreement(s). Each Change in Control Agreement Severance Agreement generally provides that, if the participant's employment is terminated or significantly changed due to a "Change in Control" (as defined in the Change in Control Agreements), he will be entitled to receive a lump sum cash payment equal to 2.99 times his annual base compensation (1.99 time annual base compensation for Mr. Keidel). The potential payments to be made to these executive officers are set forth in the table "Potential Payments Upon Termination" in the "Employment Arrangements and Agreements" section of this proxy statement.

Compensation Consultant

        The Compensation Committee has utilized the services of the firm of Paul, Hastings, Janofsky, & Walker, LLP since 2000 and continued to do so during 2007. This firm has provided research, analysis and recommendations regarding Executive Officer and Board compensation. Detailed services have included defining and establishing an appropriate peer group for the Company, providing comparative market data on compensation levels and programs, specialized guidance relating to long-term equity compensation, and offering "best practices" support to the Compensation Committee to insure a strong Compensation Committee charter and function. Representatives from Paul, Hastings, Janaofsky & Walker, LLP attended all Compensation Committee meetings held in 2007.

Peer Group and Compensation Targets

        With the assistance of the outside consulting firm, the Compensation Committee has established two peer groups used to establish a basis for levels of executive compensation, and breath of compensation plans. The first group is a regional list of Bank Holding companies with total assets ranging $1 to 3 billion operating in metropolitan areas of Maryland, Virginia, and Pennsylvania. These institutions are comparable in size, geographic similarities in their respective markets, and complexity in business operations. While the Compensation Committee does review and consider the profitability and performance of these other institutions, it recognizes that the Company is a relatively new company compared to most of the financial institutions in the group, and its performance levels in return on assets and return on equity may be influenced significantly by the age of the peer group. A second peer group of larger local institutions is also considered, as the Compensation Committee believes these are the institutions with which the Company directly competes for executive management.

        The publicly reported compensation data for both peer groups are compared for the Chief Executive Officer, and the three highest paid executive officers. While the committee reviews each component of compensation for the peers (i.e. base salary, bonuses) it focuses on the overall total compensation that would include all forms of compensation.

        The same criteria in determining the peer group has been in place for several years, however several institutions have added or replaced due a change in size, relevance, or being acquired or merged into larger institutions.

        The peer groups selected by the Company for comparison purposes in 2007 include: Cardinal Financial Corporation, Community Banks, Inc., FNB Corporation, KNBT Bancorp, Inc., Parkvale Financial Corporation, Pennsylvania Commerce Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Sandy Spring Bancorp, Inc., TowneBank, Univest Corporation of Pennsylvania, Virginia Commerce Bancorp, Inc., Provident Bankshares and Susquehanna Bankshares.

Relationship Between Our Performance and Executive Compensation

        The Compensation Committee believes that the compensation paid to executive officers should be closely tied to our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. Accordingly, compensation is structured to ensure that a significant portion of compensation opportunity will be directly related to enhancing our overall financial performance.

2007 Compensation Decisions

Base Salary

        Base salary is a key element of executive compensation as it provides a consistent level of monthly income. In establishing base salaries, the Compensation Committee considers for all executive officers (1) the executive's qualifications, skill, and experience; (2) the executive's scope of responsibilities, (3) the goals and objectives of the Company and its strategic initiatives; (4) the executive's past performance; and (5) compensation levels of the peer groups. Additionally, for the CEO, Mr. Hale's stature in the industry and public and community stature are considered.

        In 2007, the review of the above factors produced the following changes in base salaries:

		Base Salary
Name				Percentage Increase
	Title	2006	2007
Edwin F. Hale, Sr.	Chairman & Chief Executive Officer	550,000	580,000	5.45%
Joseph A. Cicero	President & Chief Operating Officer	270,000	285,000	5.56%
George H. Mantakos	Executive Vice President	240,000	255,000	6.25%
Mark A. Keidel	EVP and Chief Financial Officer	200,000	215,000	7.50%

        These changes reflect the overall goals of paying a highly competitive base salary, consistent with the Company's overall compensation philosophy, after considering the factors listed above.

Short-Term Incentives

        In accordance with the terms of his employment agreement, Mr. Mantakos is eligible to receive a discretionary bonus up to $20,000. Factors considered in awarding this bonus include growth in the Company's loan portfolio, maintenance of key lending relationships and general management of the lending division. This bonus is considered by the Compensation Committee in determining salary increases and incentive bonus awards. See "Employment Arrangements and Agreements," elsewhere in this proxy statement.

        The following table shows the target and maximum incentive award payouts (as percentage of base salary) for meeting performance goals under the Company's previously approved 2007 short term incentive program.

Name	Target %	Maximum %
Edwin F. Hale, Sr.	40%	75%
Joseph A. Cicero	24%	45%
George H. Mantakos	24%	45%
Mark A. Keidel	24%	45%

        There were no incentive payouts under the Company's 2007 short term incentive program, since the Company's operating performance was significantly below the net income threshold of $5.5 million for receiving any awards.

Long Term Incentives

        Historically, the Compensation Committee awarded long-term incentives on a discretionary basis. These awards were in the form of stock options. The Compensation Committee generally targeted a fair value of options granted (value determined by option valuation models such as Black Scholes) equal to 10% to 20% of base salary.

        Although the Compensation Committee believes that stock-based compensation is an important component of our executive compensation package, the Compensation Committee decided to not grant stock options to the Chief Executive Officer or any other NEOs in 2007 due to a number of factors, including the Company's failure to achieve net income target levels, the lower price of the Company's stock and the additional expense to the Company in making stock option grants in 2007.

        For 2007, the Compensation Committee established performance goals to be reached by the Chief Executive Officer and other NEOs to be eligible to receive a level grant of restricted shares of the Company's common stock pursuant to the Company's 2004 Long Term Incentive Plan (the "Plan"). Conditions to receive the restricted shares are twofold: (1) The Company achieving certain earnings targets over a three year period, and (2) continued employment. Attainment of these targets in all three years would trigger an award of restricted shares under the Plan currently equal to 50% of base pay for the Chief Executive Officer and the other NEOs. Grants would be made annually over a three-year period and are subject to a one year vesting. The net income targets for 2007 were $5.5 million. These targets were not met in 2007, and because the targets must be met in all three years, no awards of restricted shares will be granted under the Plan.

Retirement and Other Benefits

        The compensation philosophy outlined earlier describes the Company's view regarding retirement and other benefits. The Compensation Committee annually reviews the various benefit plans for appropriateness within the framework of the overall compensation philosophy.

        Regular benefits include participation in the benefit plans available to all employees including the 401(k) Plan, and Employee Stock Purchase Plan (the other NEOs only). Also included are pre-retirement life insurance benefits in an amount equal to two times base annual salary during employment up to a maximum of $300,000 and post employment life insurance benefits of $100,000 for the CEO and NEOs, employer paid long term care insurance and either a company provided automobile or an automobile allowance. Long term care insurance includes the payment by the Company of the annual premium for 10 years (provided the executive remains employed in good standing).

        The Compensation Committee believes all of the components listed above are consistent with its philosophy of providing a competitive compensation structure that has substantial performance-based components.

Accounting and Tax Considerations

        We have structured our compensation program to comply with Internal Revenue Code Sections 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

        Our stock option grant policies have been impacted by the implementation of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment (Revised 2004)", which we adopted on January 1, 2006. Prior to that date, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Because the exercise price of the Company's employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. Details related to the adoption of SFAS 123R and the impact to the Company's financial statements are discussed in Note 12 to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading "Stock Options".

        We have structured our change in control agreements to minimize income tax penalties that could be imposed on us and/or the executive under Section 280G of the Internal Revenue Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive's "annualized includable compensation for the base period" (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this definitive proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

SUBMITTED BY THE COMPENSATION COMMITTEE OF FIRST MARINER
BANCORP BOARD OF DIRECTORS
Barry B. Bondroff, Chair
Edith B. Brown
Robert Caret

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As stated above, the Compensation Committee of the Board consists of Barry Bondroff, Edith Brown and Robert Caret, who are non-employee directors and have no interlocking relationship or insider participation as defined by the Securities and Exchange Commission. None of the Company's executive officers serves on the Board of Directors or compensation committee of a company that has an executive officer that serves on the Company's Compensation Committee. No member of the Company's Board is an executive officer of a company in which one of the Company's executive officers serves as a member of the Compensation Committee of that company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation paid by the Company to the Chief Executive Officer of the Company, Chief Financial Officer, and the three most highly compensated other executive officers for 2007 and 2006 (the "Named Executive Officers").

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards	Option Awards	Non Equity Incentive Plan Compensation (2)	Changes in Pension Value & Nonqualified Deferred Compensation Earnings	All other Compensation (7)		Total
Edwin F. Hale, Sr. Chairman of Board Chief Executive Officer	2007 2006	$ $	580,000 550,000	$	— 151,250	— —	— —	— —	— —	$ $	26,218(3) 19,931(3)	$ $	606,218 721,181
Joseph A. Cicero President and Chief Operating Officer	2007 2006	$ $	285,000 270,000		—	—	—	—	—	$ $	23,636(4) 19,035(4)	$ $	308,636 289,035
George H. Mantakos Executive Vice President and President of the Bank	2007 2006	$ $	255,000 240,000	$ $	20,000 20,000	— —	— —	— —	— —	$ $	21,936(5) 16,748(5)	$ $	296,936 276,748
Mark A. Keidel Executive Vice President Chief Financial Office	2007 2006	$ $	215,000 200,000		—	—	—	—	—	$ $	13,668(6) 11,882(6)	$ $	228,668 211,882

(1)
Bonus for prior years were previously reported in this column. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column. Bonus amounts awarded under the Company's performance plans are reported in the Non Equity Incentive Plan Compensation Column.

(2)
The amount of this column relates to awards earned under the 2007 Executive Incentive Plan and 2006 Executive Compensation Plan. No awards were granted in 2007 or 2008 under the 2007 Executive Incentive Plan, and no awards were granted in 2006 or 2007 under the 2006 Executive Incentive Plan.

(3)
For Mr. Hale in 2007: auto allowance—$2,809; imputed value of life insurance benefits under an endorsement split dollar arrangement—$2,253; Company contribution to 401(k)—$3,507; Company paid premiums for long-term care insurance—$6,146 and security provided to Mr. Hale—$11,503. In 2006: auto allowance—$1,348; imputed value of life insurance benefits under an endorsement split dollar arrangement—$1,628; Company contribution to 401(k)—$2,891; Company paid premiums for long-term care insurance—$2,561 and security provided to Mr. Hale—$11,503.

(4)
For Mr. Cicero in 2007: auto allowance—$10,125; imputed value of life insurance benefits under an endorsement split dollar arrangement—$2,663; Company contribution to 401(k)—$5,850 and Company paid premiums for long-term care insurance—$4,997. In 2006: auto allowance—$9,325; imputed value of life insurance benefits under an endorsement split dollar arrangement—$1,990;Company contribution to 401(k)—$5,638 and Company paid premiums for long-term care insurance—$2,082.

(5)
For Mr. Mantakos in 2007: auto allowance—$7,773; imputed value of life insurance benefits under an endorsement split dollar arrangement—$3,152; Company contribution to 401(k)—$5,761 and Company paid premiums for long-term care insurance—$5,249. In 2006: auto allowance—$6,401;imputed value of life insurance benefits under an endorsement split dollar arrangement—$2,602; Company contribution to 401(k)—$5,638 and Company paid premiums for long-term care insurance—$2,187.

(6)
For Mr. Keidel in 2007: auto allowance—$6,000; imputed value of life insurance benefits under an endorsement split dollar arrangement—$678; Company contribution to 401(k)—$4,382 and Company paid premiums for long-term care insurance—$2,607. In 2006: auto allowance—$6,000; imputed value of life insurance benefits under an endorsement split dollar arrangement—$332; Company contribution to 401(k)—$4,421 and Company paid premiums for long-term care insurance—$1,087.

(7)
The amounts listed above do not include non equity incentive plan compensation earned in 2005 and paid in 2006, which are as follows: $418,320 paid to Mr. Hale, $106, 600 paid to Mr. Cicero, $103, 750 paid to Mr. Mantakos and $72,625 paid to Mr. Keidel.

        The various elements of executive compensation are summarized below and, where an element involves a written plan or agreement, are qualified in their entireties by such plan or agreement.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

        The Bank has a key man life insurance policy on Mr. Hale in the amount of $3,000,000.

        The Company and the Bank are parties to an Employment Agreement with George H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Bank. The agreement provides for an annual salary of $125,000, which may be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in a maximum amount of $20,000 per year. This bonus is factored in by the Compensation Committee in it's consideration of compensation for Mr. Mantakos. The Compensation Committee is empowered to grant a larger bonus to Mr. Mantakos. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is one year, expiring May 1, 2008 and, if not terminated within 90 days of its termination date, is automatically renewed for one additional year, provided, however, that the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos' duties, or a change of control of the Bank), the Bank is obligated to pay Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options held by him, and the Company is obligated to purchase all of the Common Stock owned by Mr. Mantakos at the time of the involuntary termination and all of the Common Stock owned by him after he exercises all of his options.

        The salaries proposed to be paid in 2008 to the Company's named executive officers are as follows: Mr. Hale, $580,000; Mr. Cicero, $285,000; Mr. Mantakos, $255,000; and Mr. Keidel, $215,000. These salaries represent no increase to the salaries paid in 2007. Additionally, on March 25, 2008, the Compensation Committee granted 15,000 stock options to Mr. Hale, 7,500 stock options to Messer's Cicero and Mantakos, and 6,000 stock options to Mr. Keidel at an exercise price of $5.70 per share. In addition to salary and options granted, compensation in the forms described in the notes to the Summary Compensation Table above may also be earned in 2008.

2007 Short-Term Incentive Program

        As mentioned above, the Company adopted a 2007 short-term incentive program to reward executives when the Corporation attains certain performance goals. The following table provides information about grants made in 2007 under the 2006 short-term incentive program and the amounts that could have been earned in 2007 and paid in 2008 pursuant to those grants. The Named Executive Officers did not earn or were not paid any amounts pursuant to these awards because the 2007 performance goals were not met.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Year	Threshold ($)	Target ($)	Maximum ($)
Edwin F. Hale, Sr.	2007	$116,000	$232,000	$435,000
Joseph A. Cicero	2007	$34,200	$68,400	$128,250
George H. Mantakos	2007	$33,000	$66,000	$123,750
Mark A. Keidel	2007	$25,800	$51,600	$96,750

        No stock options or other equity-based awards were granted during 2007 to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End (1)

        The following table shows outstanding equity awards to the Named Executive Officers at December 31, 2007. All options were granted at the then existing market price for a term of ten years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Edwin F. Hale, Sr.	10,000 10,000 40,000 50,000 70,000 60,000	8.6875 5.625 5.50 10.45 11.68 17.77	11/21/09 03/08/10 01/22/11 01/16/12 01/15/13 01/24/15
Joseph A. Cicero	7,500 15,000 15,000 20,000 30,000	5.625 5.50 10.45 11.68 17.77	03/08/10 01/22/11 01/16/12 01/15/13 01/24/15
George H. Mantakos	5,000 10,000 15,000 17,500 22,500	5.625 5.50 10.45 11.68 17.77	03/08/10 01/22/11 01/16/12 01/15/13 01/24/15
Mark A. Keidel	3,000 5,000 7,500 12,500 15,000	6.25 5.50 10.45 11.68 17.77	6/4/2010 1/22/2011 1/16/2012 1/15/2013 1/24/2015

(1)
All outstanding equity awards were issued under Bancorp's 1996, 1998, and 2002 stock option plans and 2004 long-term incentive plans and are currently all vested and exercisable.

Option Exercises and Stock Vested

        No options were exercised by the NEOs during 2007 and no shares of stock vested with respect to any NEO in 2007.

Equity Compensation Plans

First Mariner Bancorp 2004 Long Term Incentive Plan

        The First Mariner Bancorp 2004 Long Term Incentive Plan was approved by the Company's Board of Directors and stockholders and will continue in effect until March 16, 2014, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of nonqualified stock options, incentive stock options, stock appreciation rights and restricted shares ("Awards"). Select employees, officers, directors, advisors, and consultants of the Company and its affiliates are eligible to receive awards under the plan. The plan reserved 500,000 shares of the Company's common stock for issuance of Awards, as adjusted for stock splits and other similar reclassification events. Options and stock appreciation rights must be granted at not less than fair market value on the date of grants (110% of the fair market value in the case of incentive stock options granted to participants who own more than 10% of the Company's shares on the grant date). An option granted under the plan generally expires on the 10th anniversary of the date the option was granted.

First Mariner Bancorp 2003 Employee Stock Purchase Plan

        The First Mariner Bancorp 2003 Employee Stock Purchase Plan was approved by the Company's Board of Directors and stockholders and will continue to be in effect until July 1, 2013, unless earlier terminated. Under the plan, qualified employees may purchase shares of the Company's common stock through payroll deduction at a discount from market price, without incurring trading fees. The plan contemplates the grant of options to purchase shares of Common Stock to eligible employees of the Company and its subsidiaries. The total number of shares of Common Stock that may be issued under the plan cannot exceed 100,000 shares, as adjusted for stock splits and other similar reclassification events. Offerings to participants of options to purchase shares will be made each calendar quarter. The exercise price for each share purchased under the plan will not be less than 90% of the fair market value of the common stock on the last business day of the calendar quarter of each offering ("Offering Termination Date"). An option granted to a participant will be deemed to have been exercised automatically on the Offering Termination Date applicable to such option. No participant may be granted an option to purchase shares under the plan if such participant, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. Additionally, no participant may be granted an option which permits his or her right to purchase shares under the plan, and any other stock purchase plan of the Company, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such an option is outstanding at any time. In 2007, Mr. Cicero acquired 759 shares, Mr. Mantakos 759 shares and Mr. Keidel acquired 681 shares respectively under the plan.

First Mariner Bancorp 2002 Stock Option Plan

        The First Mariner Bancorp 2002 Stock Option Plan was approved by the Company's Board of Directors and stockholders and will continue to be in effect until January 22, 2012, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of stock options to directors, executive officers, key employees and consultants of the Company. The plan has reserved 250,000 shares of the Company's common stock for issuance of stock options, as adjusted for stock splits and other similar reclassification events. Options granted under the plan may be either nonqualified or incentive stock options. Incentive stock options must be granted at not less than fair market value on the date of grants (10% of the fair market value in the case of incentive options granted to participants who own more than 10% of the Company's shares on the grant date). An option granted under the plan generally expires on the 10th anniversary date the option was granted.

Potential Payments upon Termination

        The following table summarizes the payments to which the NEOs are entitled upon termination of employment in different, specific circumstances under their employment agreements, option plans, and the change in control agreements assuming a termination at December 31, 2007. Benefits payable under the Company's 401(k) plan is not included.

	Edwin F. Hale, Sr.	Joseph A. Cicero	George H. Mantakos	Mark A. Keidel
Termination without a Change in Control:	0	0	0	0
Termination by Bancorp with Just Cause	0	0	0	0
Termination by Bancorp without Just Cause or by executives with Good Reason (1)	0	0	$340,000	0
Termination in Connection with a Change in Control:
Change in Control Agreements (2)	$2,151,126	$958,394	$925,653	$476,024
Health and Welfare Benefits (3)	$7,674	$4,648	$4,546	$603

(1)
Represents the remaining portion of Mr. Mantakos' salary (until May 1st of each year) plus one year's salary.

(2)
Consists of 2.99x base compensation for Messrs. Hale, Cicero and Mantakos and 1.99x base compensation for Mr. Keidel. Base compensation shall mean the greater of (i) the Employee's annual salary computed at the annual rate in effect immediately before payment, or (ii) the amount paid to the employee during the 12-month period preceding the sale of the Company, divided by twelve and the average bonus paid over the past three years under the Company's executive management bonus plan.

(3)
Represents the cost of providing group healthcare, life insurance, and long-term disability for a maximum period of twelve months.

CHANGE IN CONTROL AGREEMENTS

        As disclosed above, the Company has entered into Change in Control Agreements with Messrs. Hale, Mantakos, Cicero, and Keidel.

        The agreements provide severance payments to these executives should a change in control result in a loss of employment, or a significant change in his or her employment. Under the agreement Messrs. Hale, Mantakos, and Cicero would be entitled to severance payments equal to 2.99 times annual compensation, while Mr. Keidel would receive 1.99 times his annual compensation.

RETIREMENT SAVINGS

        The Company maintains a defined contribution plan, which was established in 1997. The plan covers the Company's employees meeting a certain age and service eligibility requirements. The plan provides for cash deferrals qualifying under Section 401(k). The Company makes matching contributions to the plan, consisting of a 50% matching for the first two percent contributed by the employee and 25% matching for the next four percent contributed by the employee. The Company's contributions to the plan for Messrs. Hale, Cicero, Mantakos and Keidel are set forth in Notes (3), (4), (5) and (6) of the Summary Compensation Table.

OTHER BENEFITS

Bank Owned Life Insurance

        The Company also offers pre- and post-retirement life insurance benefits to the NEOs in the form of a split dollar plan. In 2002, the Compensation Committee of the Bank recommended and approved a Group Term Carve Out Plan to provide pre- and post-retirement life insurance benefits to the senior officer group utilizing Bank Owned Life Insurance (BOLI), which are insurance policies on the lives of our NEOs. Each BOLI policy is owned by the Bank, with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. All the NEOs took advantage of this benefit. The pre-retirement current death benefits payable to the beneficiaries of Messrs. Hale, Mantakos, Cicero and Keidel is in an amount equal to two times base annual salary during their employment up to a maximum of $300,000. The post-retirement life insurance benefits for each of these NEOs whose employment terminates for any reason other than for cause is an amount equal one times the final base salary up to $100,000, subject to a predetermined vesting schedule of attaining the normal retirement age of 62 or having completed five (5) years of service with the Bank. The imputed benefits received by each NEOs are set forth in the footnotes to the "All Other Compensation" column of the Summary Compensation Table.

Long Term Care Insurance

        The Company has obtained long-term care insurance for the CEO and other NEOs. The benefit includes the payment by the Company of the annual premium for 10 years (provided the executive remains employed in good standing).

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors of the Company is comprised of three independent directors (as independence is defined in the National Association of Securities Dealers' listing standards and the Final Rules). The Audit Committee is responsible for overseeing the Company's accounting functions and controls, as well as engaging an Independent Registered Public Accounting Firm to audit the Company's financial statements. The Board of Directors has adopted a charter for the Audit Committee (the "Charter") to set forth its responsibilities.

        As required by the Charter, the Audit Committee received and reviewed the report of Stegman & Company regarding the results of their audit, as well as the written disclosures and the letter from Stegman & Company required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Stegman & Company also discussed with the Audit Committee the independence of Stegman & Company, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Stegman & Company included the following:

  •
  Stegman & Company's responsibilities in accordance with generally accepted auditing standards;

  •
  The initial selection of, and whether there were any changes in, significant accounting policies or their application;

  •
  Management's judgments and accounting estimates;

  •
  Whether there were any significant audit adjustments;

  •
  Whether there were any disagreements with management;

  •
  Whether there was any consultation with other accountants;

  •
  Whether there were any major issues discussed with management prior to Stegman & Company's selection;

  •
  Whether Stegman & Company encountered any difficulties in performing the audit;

  •
  Stegman & Company's judgments about the quality of the Company's accounting principles;

  •
  Stegman & Company's responsibilities for information prepared by management that is included in documents containing audited financial statements.

        In addition, the Audit Committee must:

  •
  Pre-approve audit and permissible non-audit services provided by Stegman & Company either on an engagement by engagement basis, or pursuant to established policies and procedures;

  •
  Disclose in appropriate filings the fees paid to Stegman & Company categorized as Audit Fees, Audit Related Fees, Tax Fees and All Other Fees for the past two (2) years;

  •
  Ensure Compliance with Regulation FD, Regulation G and Regulation BTR;

  •
  Ensure that the Audit Committee has as a member qualified as an Audit Committee Financial Expert.

        Based on its review of the financial statements and its discussions with management and the representative of Stegman & Company, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF FIRST MARINER
BANCORP BOARD OF DIRECTORS

Michael R. Watson, Chair
Barry B. Bondroff
John Brown III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2007

        The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

        We leased 18,400 square feet of storage space and disaster recovery facilities at two other locations owned by Mr. Hale. In 2007, we paid $75,000 in rent for these facilities.

        In August of 2006, we moved our executive offices and various operational departments into a new building owned by Canton Crossing Tower, LLC, an entity owned by Mr. Hale. We currently lease approximately 75,500 square feet of the building from Mr. Hale's company and paid $2.364 million in rent on this location in 2007.

        The Company sponsors the activities of the Baltimore Blast, a professional soccer team owned by Mr. Hale. The Company paid approximately $195,000 for a sponsorship package which includes printed material and Company banners displayed at Baltimore Blast games, prize giveaways, free tickets, and employee recognition nights. We have letters of credit with the Baltimore Blast in the amount of $400,000 that are secured by cash.

        We have obtained the naming rights to the major indoor sports/entertainment facility in Baltimore from Mr. Hale who obtained them from the City of Baltimore. We pay Mr. Hale $75,000 per year for the naming rights, which is the same as Mr. Hale pays the City of Baltimore. We have a letter of credit with the City of Baltimore in the amount of $375,000 securing performance under the contract.

        We had a letter of credit with Canton Crossing, LLC, a limited liability company wholly owned by Mr. Hale for $363,000 that was secured by cash. This letter of credit was cancelled in March 2007.

Review, Approval and Ratification of Related Party Transactions

        All related party transactions are subject to review by management and the Audit Committee and approved by the full Board of Directors. We believe that the terms for all related party transactions set forth above are at least as favorable as those that could be obtained from a third party.

        NASDAQ Listing Standards Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company's Audit Committee or another "independent body" of the Board of Directors. The term "related party transaction" is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

        In addition, federal and state banking laws impose review and approval requirements with respect to loans made by the Bank to its directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

        Under the Federal Reserve Board's Regulation O, the Bank is prohibited from making any loan to any of its directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of the Bank's capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Bank's Board of Directors (with the interested party abstaining). Loans to the directors and executive officers of the Company's other subsidiaries are not subject to these approval requirements as long as the Bank's Bylaws or its Board of Directors exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

        Section 5-512 of the Financial Institutions Article of the Maryland Code requires the Board of Directors of the Bank to review and approve all non-commercial loans to directors of the Bank and their partnerships and corporations, all loans to executive officers of the Bank and their partnerships and corporations, and all non-consumer loans to employees of the Bank and their partnerships and corporations.

        The Company and the Bank have adopted written policies and procedures to ensure compliance with the foregoing restrictions. The Company has a written Code of Conduct and Ethics, approved by the Board of Directors, which addresses, among other things, related party transactions. The Code applies to all directors, officers and employees. The Code requires all covered persons and entities not to pursue any personal interests that might conflict with, or appear to conflict with, the interests of the Company. The Company's Audit Committee is responsible for determining if any executive officer or director has violated the Code, and is also responsible for granting waivers under the Code. Additionally, the Company has adopted an Executive Code of Conduct and Ethics that addresses (i) "blackout period" prohibitions on trading in the Company's securities; (ii) prohibitions against insider trading; (iii) corporate opportunities; and (iv) the policy regarding loans to insiders.

        To identify related persons and entities, the Company requires directors and executive officers to complete a Directors' and Officers' Questionnaire annually. This information is utilized to identify real or potential transactions in which conflicts of interest covered by the Code of Conduct and Ethics may arise.

Proposal Two:
STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF POSITIONS OF CHAIRMAN OF
THE BOARD AND CHIEF EXECUTIVE OFFICER

        Mr. John F. Maas, 9169 Bonnie Briar Circle, Charlotte, NC, 28277 the beneficial owner of 4,496 shares of common stock, has advised the Company that he plans to introduce the following resolution at the Meeting:

RESOLVED:

        The shareholders of First Mariner Bancorp (FMB) urge the Board of Directors to adopt a policy that the Chairman of the Board and CEO be two different individuals and the Chairman be an independent director, elected by the directors

SUPPORTING STATEMENT

        In May 2007 this proposal received 37.8% of the votes cast.

        On 10/13/06 the stock closed at $19.98. On 11/1/07 it was $7.57, a decline of 61%.

        During 2006, 2005, and 2004 as reported in FMB's proxy statement, the Chairman/CEO and affiliated entities, received amounts of more than $2,358,181, $21,959,494 and $2,674,638 in addition to various Option grants.

        Morningstar in a report dated October 16, 2007, described the connection between the Bank and Mr. Hale as "overly rewarding" and the transactions are 'too cozy for our taste'.

        The Baltimore Business Journal reported on 4/9/2004

    Institutional Shareholder Services said in a report last year that Hale's involvement in "related party transactions" negatively affected First Mariner's Corporate governance ranking... Last year, First Mariner, founded in 1995, ranked in the lowest third of about 22,000 public companies ISS surveyed on their corporate governance practices

        The Baltimore Business Journal in reporting on transactions between Mr. Hale and the Bank on 4/15/2005 stated:

    "... a new space at Canton Crossing on Boston Street will cost the bank about $25 a square foot...The average asking rents for Class A or prime office space in the city's central business district—typically the priciest real estate—were just under $21 a square foot...Real estate on the edges of the city is generally less costly"

        The rent is now over $30 a square foot.

    The article further stated, "First Mariner Bancorp announced it will buy its Canton headquarters from Hale for $20 million. The transaction represented a deal worth $250 per square foot—a record at the time for Baltimore City office space."

        In my opinion, the purpose of the Board of Directors is to protect shareholders' interests, providing independent oversight of management. I believe that a separation of the roles of Chairman and CEO will promote accountability to shareholders. An independent Chairman will strengthen the Board's integrity and improve oversight. When a person acts as a company's Chairman and its CEO, a vital separation of power is eliminated. We as the owners of our company are deprived of a protection against conflicts of interest. When a Chairman is also the CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improperties and directors disagree, with whom do they the lodge complaints? The Chairman?

        Andrew Grove, former Chairman of Intel Corporation, stated "The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he is an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?" (Business Week, November 11, 2002).

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS

        The Board strongly endorses the view that one of its primary functions is to protect stockholders' interests by providing independent oversight of management, including the CEO. However, the Board does not believe that mandating a particular structure, such as a separate chairman and CEO, is necessary to achieve effective oversight. The Board of the company is currently comprised of 15 directors, 12 of whom are independent directors under SEC rules. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director and the Chairman does not vote on any related party transaction. All directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of the Company.

        To further strengthen the regular oversight of the full Board, all various committees of the Board are comprised by a majority of independent directors. The Compensation Committee of the Board consists of three directors, all independent. As detailed in its report and the Compensation Discussion and Analysis appearing elsewhere in this proxy statement, the Compensation Committee reviews and evaluates the performance of all executive officers of the Company—including the Chief Executive Officer—and reports to the Board. The Audit Committee, which is comprised solely of independent directors, oversees the Company's financial practices, regulatory compliance, accounting procedures and financial reporting functions. In addition, the Audit Committee is specially entrusted by law to fully review and make recommendations to the full board on related party transactions and possible conflicts of interest, if any. Furthermore, as a regulated entity, all related party transactions are closely scrutinized by federal and state government agencies that regularly examine the Company. In the opinion of the Board of Directors, an independent chairman does not add any value to this already effective process.

        Mr. Maas has submitted the same proposal for each of the last six years. The stockholders of the Company defeated a similar proposal submitted by Mr. Maas at the 2007 annual meeting, rejecting it by more than a majority of shares voted by stockholders. The Board of Directors continues to believe that the proposal is not in the best interests of the Company or its stockholders. The Board believes that our Company is best served by having Mr. Hale, who is also a large stockholder, serve as both Chairman and Chief Executive Officer. In this manner, the Chairman, whose interests, in the opinion of the Board, are aligned with the interest of the public stockholders, acts as a bridge between the Board and the operating organization and provides critical leadership for strategic initiatives.

        The Board believes that the interests of the Company and its stockholders are best served at this time by the experienced leadership and decisive direction provided by a full-time Chairman and Chief Executive Officer, subject to oversight by the Company's independent directors. The Board believes this is even more critical during difficult market conditions, such as those being experienced currently in the financial services industry. The Board—and the Company—are strengthened by the presence of Mr. Hale, who provides strategic, operational, and technical expertise, broad vision and a proven ability to lead the Company to the successes it has experienced. The Board believes that success is promoted by active and independent directors and loyal and hard-working executives who act consistently with a strong set of corporate governance ethics, rather than a particular Board structure. The Board believes that it needs to retain the ability to balance board structure with the flexibility to determine board leadership.

        Under Mr. Hale's direction, the Company has achieved significant growth and success, Mr. Hale has been an integral part of that success. Mr. Hale spearheads the Company's sales and marketing efforts, actively participating in the Company's marketing strategies and serving as spokesman in the Company's radio and television advertising. Through Mr. Hale's efforts, the Company has enjoyed substantial name recognition in the Baltimore Metropolitan area, and has grown to be one of the largest bank holding companies headquartered in Maryland. Through his leadership of the Bank, as well as other public civic and private endeavors, Mr. Hale has become a very visible and respected business leader in the Bank's operating area.

        Mr. Hale has also been a critical factor in the Company's success in raising capital to support its continued growth. In the Board's opinion, Mr. Hale's banking experience and credibility in the capital markets has been instrumental in successful capital raising efforts in 1995, 1998, 2001, 2002, 2003, 2004 and in the fourth quarter of 2005, all of which have supported the Company's continued growth.

        The Board believes therefore, that this proposal is not in the best interest of the Company or its stockholders and unanimously recommends a vote AGAINST approval of the proposal to separate the office of Chairman and Chief Executive Office, and the accompanying proxy will be so voted, unless a contrary specification is made.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Stegman & Company performed the audit of the Company's financial statements for the year ended December 31, 2007, and the Audit Committee has appointed Stegman & Company to be the Company's Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2008. A representative of Stegman & Company will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will answer appropriate questions directed to them relating to their audit of the Company's consolidated financial statements.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit and Non-Audit Fees

        The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company in 2007 and 2006:

Services Performed	2007	2006
Audit Fees (1)	$146,250	$164,250
Audit-Related Fees (2)	12,500	12,000
Tax Fees (3)	15,000	12,000
All Other Fees	—	—

Total Fees	$176,750	$188,250

(1)
Audit fees represent fees for professional services provided in connection with the audit of the Company's financial statements, including the audit of internal controls over financial reporting, and review of the financial statements included in the Company's 10-K and 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees for services performed by Stegman & Company that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes auditing the Company's 401(k) plan and, review of various registration statements.

(3)
Tax fees are fees for professional services performed by Stegman & Company with respect to tax compliance, tax preparation, tax advice and tax planning in 2007 and 2006.

Pre-Approval of Audit and Non-Audit Services

        In 2003, the SEC adopted a rule pursuant to the federal Sarbanes-Oxley Act of 2002 that, except with respect to certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, requires Audit Committee pre-approval of audit and non-audit services provided by the Company's independent auditors. In recognition of this responsibility, the following provision is included in the Audit Committee's charter: "In carrying out [its] responsibilities, the Committee will . . . pre-approve all audit and permitted non-audit services in accordance with Section 202 of the [Sarbanes-Oxley] Act of 2002] and the SEC rules promulgated thereunder." All of the services described above were pre-approved by the Audit Committee pursuant to this SEC rule. No fees were paid to the independent registered public accounting firm pursuant to the "de minimus" exception to the foregoing pre-approval policy.

AUDIT COMMITTEE CONSIDERATION

        After due consideration, the Audit Committee has concluded that the provision by Stegman & Company of the non-audit services described above is not incompatible with the maintenance by Stegman & Company of its independence.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended to be included in the proxy statement and voted on by the stockholders at the Annual Meeting of Stockholders to be held in May 2009 must submit in writing proposals, including all supporting materials, to the Company at its principal executive offices no later than December 2, 2008 (120 days before the date of mailing based on this year's proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to the Company's By-laws, if a stockholder intends to nominate a person for the election to the Company's Board of Directors or present a proposal for business to be considered at the 2009 Annual Meeting of Stockholders but does not seek inclusion of the nomination or proposal in the Company's proxy statement for such meeting, the Company must receive the nomination or proposal after December 2, 2008 and before January 1, 2009 for it to be considered timely received. If the notice of a stockholder nomination or proposal is not timely received, the Company will be authorized to exercise discretionary voting authority with respect to the nomination or proposal.

ANNUAL REPORT

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WHICH CONTAINS AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007 IS ENCLOSED HEREWITH. THIS FORM 10-K MAY ALSO BE OBTAINED WITHOUT CHARGE BY VISITING THE COMPANY'S WEBSITE (WWW.1STMARINERBANK.COM) UPON A WRITTEN REQUEST DIRECTED TO EUGENE A. FRIEDMAN, SECRETARY, FIRST MARINER BANCORP, 1501 SOUTH CLINTON STREET, BALTIMORE, MARYLAND 21224.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented for action at the Meeting, but if any other business should properly come before the Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting there under in their discretion.

By Order of the Board of Directors,
Eugene A. Friedman SECRETARY

APPENDIX A

FIRST MARINER BANCORP
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of First Mariner Bancorp (the "Company") hereby appoints Dennis Finnegan and Eugene A. Friedman and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 2, 2008, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any of the named nominees for Director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR proposal 1 and AGAINST proposal 2. The undersigned acknowledges receipt of the Company's 2007 Annual Report and the Notice of the Annual Meeting of the Company.

(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

FIRST MARINER BANCORP

May 2, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES:

☐	FOR ALL NOMINEES
☐	Edwin F. Hale, Sr. (Term Expiring 2011)	☐	Barry B. Bondroff (Term Expiring 2011)	☐	Patricia Schmoke, MD (Term Expiring 2011)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	John Brown III (Term Expiring 2011)	☐	Anirban Basu (Term Expiring 2011)	☐	Gregory A. Devou (Term Expiring 2010)
		FOR	AGAINST	ABSTAIN
2.	Proposal by a stockholder regarding the separation of the positions of Chairman of the Board and Chief Executive Officer.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 2.

☐	FOR ALL EXCEPT (See instructions below)

The Board of Directors recommends a vote FOR the nominees for director in proposal 1

INSTRUCTION:
The withholding of a vote will be counted as a vote against a nominee. To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD

I plan to attend the meeting. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Friday, May 2, 2008, AT 7:00 A.M. at CLARENCE "DU" BURNS ARENA 1301 South Ellwood Avenue Baltimore, Maryland 21224
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS To Be Held on Friday, May 2, 2008 AT 7:00 A.M.
SOLICITATION AND REVOCATION OF PROXIES
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Proposal One: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
CONTINUING DIRECTORS
DIRECTORS EMERITUS
BOARD MEETINGS AND COMMITTEES GOVERNANCE OF THE COMPANY
EXECUTIVE COMMITTEE
AUDIT COMMITTEE
COMPENSATION COMMITTEE
NOMINATING COMMITTEE
COMMUNITY ACTION COMMITTEE
DIRECTORS' COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
EMPLOYMENT ARRANGEMENTS AND AGREEMENTS
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End (1)
Option Exercises and Stock Vested
Equity Compensation Plans
Potential Payments upon Termination
CHANGE IN CONTROL AGREEMENTS
RETIREMENT SAVINGS
OTHER BENEFITS
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Proposal Two: STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF POSITIONS OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL AUDITOR FEES AND SERVICES
AUDIT COMMITTEE CONSIDERATION
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS
APPENDIX A
FIRST MARINER BANCORP ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS OF FIRST MARINER BANCORP May 2, 2008